                                                               EXHIBIT (a)(1)(E)

[To be sent to all participants in the SKYSHARES stock option exchange by Delta Air Lines, Inc. shortly following June 25, 2003 unless the offer is extended]

                               [DELTA LETTERHEAD]
                                     [date]

[Name and address of option holder who elected to exchange options]


This letter confirms that on <June 25, 2003>, Delta Air Lines, Inc. cancelled options to purchase the number of shares that you elected to exchange under the DeltaShare Stock Option Plan or the Pilots Stock Option Plan, pursuant to the terms of Delta's Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated <May 28, 2003>. Delta will grant you new options to purchase shares, on the terms described in the Offer to Exchange, on or after <December 26, 2003>, subject to the terms and conditions described in the Offer to Exchange.

If you have any questions about this letter, please contact Merrill Lynch toll-free at 888-335-8218. From outside of the U.S., Canada or Puerto Rico, please contact Merrill Lynch at 609-818-8834. You may also go to the Option Exchange site on the HR Employee Connection, where you can e-mail a question to a Delta representative; or call the Employee Service Center at 1-800-MY DELTA.

Sincerely,

Delta Air Lines, Inc.

By:
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Title:
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